BDO Dunwoody LLP Chartered Accountants	#604 – 750 West Pender Street Vancouver, BC, Canada V6C 2T7 Telephone: (604) 689-0188 Fax: (604) 689-9773

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-1, dated December 10, 2008, of Jedediah Resources Corp. (the “Company”), of our report of December 10, 2008, on the financial statements as of September 30, 2008 and for the period from July 21, 2008 (Date of Incorporation) to September 30, 2008.  We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Form S-1.

Chartered Accountants

Vancouver Canada
December 10, 2008

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario